EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this      day of September, 2006, between Summer Infant, Inc. (the “Company”), a Rhode Island corporation having a principal mailing address at 582 Great Road, PO Box 829, Slatersville, Rhode Island 02876-0899 and Joseph Driscoll (the “Employee”) having a principal mailing address at

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Employee; and

WHEREAS, Employee is willing and desires to be employed by the Company, and the Company is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the mutual terms, covenants and conditions set forth herein.

2. Term.

2.1 Initial Term. The initial term of this Agreement shall be for a period of two (2) years commencing on                     , 2006 and expiring on                     , 2008, unless terminated earlier pursuant to Section 8 hereof; provided, however, that Employee’s obligations in Sections 5 and 7 hereof shall continue in effect after such termination.

2.2 Additional Terms. This Agreement shall be renewed for successive periods of one (1) year unless either party shall give notice of non-renewal, within sixty (60) days of the expiration of the initial three-year term or any such one-year renewal term.

3. Duties. Employee shall serve as Chief Financial Officer of the Company with such duties and responsibilities as may from time to time be assigned to Employee by the CEO and/or Board of Directors of Company (the “Board”), commensurate with Employee’s title and position described in this sentence. Whenever used in this Agreement the word “Company” shall also mean and include Summer Infant Europe Limited and Summer Infant Asia Ltd., affiliated entities of Summer Infant, Inc. (collectively the “Affiliated Entities”). Further, to the extent that the Company consummates its proposed merger and related business combination transactions (collectively, the “Acquisition”) with KBL Healthcare Acquisition Corp. II (“KBL”), then any reference to the Company or the Company’s Board shall also include KBL and/or its Board of Directors, any subsidiaries of KBL and the Affiliated Entities. (The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the “Services”). Employee shall report directly to the CEO. Employee agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with the law. Employee shall perform his duties out of the Company’s Rhode Island office (as the same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Employee; provided, that, Employee’s duties may include reasonable travel, including but not limited to travel to offices of Company and KBL, if applicable, as is reasonably necessary and appropriate to the performance of Employee’s duties hereunder. Employee will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment.

4. Exclusive Service. Employee agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company and the performance of his duties hereunder. Employee may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to the Company or directly conflict with the Company’s business interests.

5. Non-Competition and Other Covenants.

5.1 Non-Competition Agreement. For so long as the Employee is employed by the Company and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company and/or KBL, if applicable:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.2 below, in the design, research, development, marketing, sale, or licensing of products or services that are substantially similar to or competitive with the business of Company, and/or KBL if applicable; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5.2 below, any person who is an employee of Company or if applicable, KBL or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company, or if applicable, KBL or any of its subsidiaries.

5.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 5 apply include all cities, counties and states of the United States, and all other countries in which Company is conducting business at the time. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

5.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by Company or any subsidiary of Company to any customer of Company.

5.4 Non-Solicitation of Employees or Consultants. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

5.5 Tolling of Period of Restraint. Employee expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court and Employee is not enjoined from breaching any of the restraints set forth in Section 5, then if a court of competent jurisdiction finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

5.6 Acknowledgements/ Amendment to Retain Enforceability. Employee acknowledges and agrees that the restrictions contained in Sections 5.1 through 5.6 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Employee acknowledges that in the event Employee’s employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the restrictions contained in this Section 5 and that Employee’s ability to earn a livelihood without violating such restrictions is a material condition to Employee’s employment and continued employment with the Company.

Employee expressly agrees that the character, duration and geographical scope of the covenants contained in this Section 5 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. It is the intent of the parties that the provisions of this Section 5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5 is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

6. Compensation and Benefits.

6.1 Salary. During the term of this Agreement, Company shall pay Employee an initial salary of $170,000 per annum. Employee’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Employee’s salary shall be subject to review and adjustment in accordance with Company’ customary practices concerning salary review for similarly situated employees of Company.

6.2 Benefits. Employee will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Employee. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement.

6.3 Performance Bonus. Employee will be eligible to earn a performance bonus equal to $42,500 (“Performance Bonus”) at the end of calendar year 2007, provided, that the Company attains is projected revenue, net income and other performance criteria goals as determined and approved in writing by the CEO (if the Acquisition has not been consummated) or the Compensation Committee (if the Acquisition has been consummated) of the Board prior to or within sixty (60) days after the Company’s operating budget is established for calendar 2007.

6.4 Cash Bonus. If and to the extent that the Employee is still employed by the Company and the proposed merger and related business combination transactions with KBL is consummated, then the Employee shall receive a cash bonus at the KBL closing of $50,000 (“Cash Bonus”).

6.5 Stock Bonus. To the extent that the Company consummates its proposed merger and related business combination transactions with KBL, then the Employee will be eligible to participate in a stock bonus plan, under the Company’s equity incentive plan (up to 170,000 shares of common stock), such participation rights to be determined by the Compensation Committee of the Board.

6.6 Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Company’s business, provided that such expenses are deductible to Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

7. Confidentiality and Proprietary Rights.

7.1 Confidentiality. Employee recognizes and acknowledges that as a result of his employment with the Company he will have access to certain confidential information relating to the Company, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists and analytical sales data), and pricing and cost policies, that are valuable, special and unique assets of the Company (collectively, “Confidential Information”). Employee agrees that Employee will not use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing Employee’s duties unless (i) such information becomes known to the public generally through no breach by Employee of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), Employee shall give prior written notice to the Company and provide the Company with the opportunity to contest such disclosure. Employee agrees that, both during the Employment Period and after termination or expiration of this Agreement, Employee will hold in a fiduciary capacity for the benefit of the Company and shall not, directly or indirectly, use or disclose, except as authorized by the Company in connection with the performance of Employee’s duties, any Confidential Information, that Employee may have or may acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during employment with the Company. The covenants contained in this Section 7.1 shall survive employment with the Company for a period of two (2) years thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee’s obligations of confidentiality and non-disclosure as set forth in this Section 7 shall continue to survive to the greatest extent permitted by applicable law. These rights of the Company are in addition to rights the Company has under the common law or applicable statutes for the protection of trade secrets.

7.2 Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties, remain the sole property of the Companies. Upon termination of his employment with the Company, Employee agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Employee agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Employee, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, which are along the lines of the business, work or investigations of the Company or its subsidiaries.

8. Termination.

8.1 Bases for Termination.

(a) Employee’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(b) This Agreement and Employee’s employment with the Company shall automatically terminate on the date on which Employee dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either Employee’s regularly attending physician or a duly licensed physician selected by the Company, rendering Employee unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Employee shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Employee is permanently incapacitated and so notifies Employee.

(c) Employee’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) in the event of any of the following actions by Employee: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or theft of or maliciously intentional damage to the property of the Company, (iii) willful or reckless breach of Employee’s fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to the Employee by the CEO and/or Board or under this Agreement, or (v) breach by Employee of any provision of this Agreement; provided, however, that with respect to clause (iv) and (v) above, in order for Employee to be terminated “with cause”, the Company must give the Employee written notice thereof and such breach shall not have been cured within thirty (30) days of receipt of such notice.

(d) Employee’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(e) Employee may terminate his employment hereunder by giving the Company no less than 30 days prior written notice of such termination.

8.2 Payment Upon Termination.

(a) Upon termination of Employee’s employment pursuant to Section 8.1, the Company shall pay to Employee, within ten days after the effective date of such termination, an amount equal to Employee’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Employee, and Employee shall not be entitled to any other consideration or compensation except as provided in Section 8.2 (b) below.

(b) Upon termination of Employee’s employment by the Company without cause, or upon termination of Employee’s employment with the Company resulting from either (i) a breach by the Company of any of the payment obligations owed to the Employee as set forth in this Agreement, or (ii) a breach any material non payment provision of this Agreement and under (i) or (ii) above, the Company fails to cure such breach upon written notice from Employee of such breach within a reasonable period of time of such notice, not to exceed fifteen (15) business days, then the Company shall continue to pay Employee’s Base Salary in accordance with normal payroll procedures for a period of 6 months from the date of termination. After any such termination, the Company shall not be obligated to further compensate Employee nor provide the benefits to Employee described in Article 3 hereof, except as may be required by law.

(c) Nothing contained in this Section 8.2 shall affect the terms of any employee stock options that may have been issued by the Company to Employee, which in the event of termination of Employee’s employment with the Company shall continue to be governed by their own terms and conditions.

9. Miscellaneous.

9.1 Transfer and Assignment. This Agreement is personal as to Employee and shall not be assigned or transferred by Employee. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

9.4 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5 or 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company (and which were rendered to Target Companies prior to the date hereof) are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 9.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

9.5 Dispute Resolution. All claims for monetary damages between the Company and Employee with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor Employee shall be limited to arbitration with respect to claims for equitable relief hereunder.

9.6 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

9.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

9.8 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

9.9 Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

9.10 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

9.11 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

9.12 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

9.13 Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:	Summer Infant, Inc.
582 Great Road
PO Box 829
Slatersville, Rhode Island 02876-0899
Attention: Jason Macari, CEO

If to the Employee, to:	Joseph Driscoll

9.14 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Sections 5 and 7 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Employee and the Company.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first above written.

In the presence of	Summer Infant, Inc.

By:
Jason Macari, President

Joseph Driscoll

Summer/Driscoll employ agr.v1